Exhibit 19
Insider Trading Policy
For Trading in the Securities of Terra Property Trust, Inc.
November 2024
The Board of Directors of Terra Property Trust, Inc. (the “Company”), has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information about the Company or about other companies doing business with the Company to persons who may trade on the basis of that information.
Persons Covered by the Policy
All directors, officers, employees, associates1 and independent contractors of the Company as well as officers, employees and affiliates of Terra REIT Advisors, LLC (the “Manager”) must comply with the Policy as well as any “family member” (defined below), or any entity controlled by any such person (each a “Covered Person”).
“Family member” includes a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who live in a person’s household and any family members who do not live in a person’s household but whose transactions in Company securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in Company securities.
Each Covered Person will be held responsible for the actions of their family members and personal households. Consequently, Covered Persons should make their family members and personal households aware of the need to confer with them before they trade in Company securities, and should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for the Covered Person’s own account.
Transactions Covered by the Policy
This Policy applies to transactions in the Company’s securities (collectively, “Company Securities”), including the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
This Policy applies to all transactions in Company Securities, including but not limited to purchases, sales, short sales, transactions in put options, call options or other derivative securities, hedging transactions, using Company Securities in any margin account or pledging Company Securities as collateral for a loan (collectively, “Covered Transactions”).
1 The term “associate” includes (1) any corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which an insider is an officer, partner or member or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which the insider has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of the insider, or any relative of such spouse who has the same home as the insider or who is a director or officer of the Company or any of its "parents" or subsidiaries.

This Policy does not apply to certain transactions that may be conducted pursuant to benefit plans that may be offered by the Company, such as: (1) the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock, (2) purchases of Company Securities in Company 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to such Covered Person’s payroll deduction election, and (3) purchases of Company Securities in an employee stock purchase plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to the election such Covered Person made at the time of such Covered Person’s enrollment in the plan and purchases of Company Securities resulting from lump sum contributions to the plan, provided that such Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period.
However, sales of stock options or shares received upon exercise of stock options or vesting of restricted stock, including sales to cover the purchase price of the stock underlying the options, broker sales of stock or options initiated as part of a cashless exercise of those stock options and certain elections made under the 401(k) plan or employee stock purchase plan are Covered Transactions.
Prohibition on Hedging and Pledging
Directors and executive officers of the Company are not permitted to (i) engage in hedging or monetization transactions involving Company securities, such as prepaid variable forwards, equity swaps, collars and exchange funds, or similar transactions, or (ii) pledge Company securities as collateral for a loan.
Pre-Clearance
Before a Covered Person enters into a Covered Transaction, a written request must be made to and approved by the Chief Compliance Officer (the “Chief Compliance Officer”) identified in the Code of Business Conduct and Ethics of Mavik Capital Management, LP, an affiliate of the Manager, or his or her designee, as appropriate. A form of Employee Trading Request is included with this Policy. Any approved Covered Transaction must be entered into within three (3) business days of such approval.
A request for pre-clearance should be submitted to the Chief Compliance Officer at least two (2) business days in advance of the proposed transaction. Any request for pre-clearance of a Rule 10b5-1 Plan or other plan or similar arrangement (or any amendment thereto) must be submitted to the Chief Compliance Officer at least five (5) days prior to the proposed execution of documents evidencing the proposed transaction.
Trading Window
In addition to the requirement to receive written approval as described above, a Covered Person may only enter into a Covered Transaction during the following periods:
•During the “Window Period” which refers to the period beginning on the second business day following the release to the public of the Company’s quarterly earnings for the preceding fiscal quarter or the release of information pertaining to other significant information relating to the Company and ending on the date that is 15 calendar days prior to the end of the then current fiscal quarter; and

•Any other period, provided that such approval will only be given under extraordinary circumstances.
From time to time, events or developments may occur that are material to the Company and are known by only a few directors, officers and/or employees or the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Compliance Officer, designated persons should refrain from trading in Company Securities even during the Window Period described above. In that situation, the Chief Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period may not be announced to the Company as a whole, and should not be communicated to any other person.
Trading On or Sharing Material Non-Public Information
No Covered Person may enter into a Covered Transaction while in possession of “Material Non-Public Information,” and all Covered Persons must certify that they are not in possession of Material Non-Public Information when submitting an Employee Trading Request for pre-clearance.
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material.
Common examples of information that will frequently be regarded as material are:
•an earnings estimate or revision of a previously released earnings estimate;
•projections of future earnings or losses;
•a material new business venture for the Company; a significant expansion or curtailment of operations;
•a significant increase or decrease in earnings or any of the Company’s other key financial metrics and results;
•a merger, acquisition or joint venture;
•significant borrowing or a default;
•liquidity problems;
•major litigation or regulatory matters;
•news of a significant purchase or sale of property or assets or the disposition of a subsidiary;
•significant financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, repurchase plans, changes in dividend policies or the declaration of a stock split or the offering of additional securities);
•change in management or the Board of Directors of the Company;
•change in or dispute with the Company’s independent registered public accounting firm or auditor;
•a conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or auditor’s report regarding such financial statements should no longer be relied upon, or that a restatement will be needed;
•significant cybersecurity incidents, including vulnerabilities or data breaches; or

•other information that, if known, reasonably could influence investment decisions.
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. Any person covered by this Policy should resolve any question concerning materiality of particular information in favor of materiality, and thus the activities prohibited by this Policy should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. The SEC takes a broad view as to what information is considered material.
Information that has not been disclosed to the public is generally considered to be “non-public information.” In order for information to be considered “public,” the information must be widely disseminated through newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. If you have any questions as to whether certain information is “material” or “nonpublic,” please contact the Chief Compliance Officer.
No Covered Person who is aware of Material Non-Public Information relating to the Company may, directly, or indirectly through family members or other persons or entities, disclose Material Non-Public Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
In addition, no Covered Person who, in the course of working for the Company, learns of Material Non-Public Information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
Compliance with this Policy, Laws and Regulations
Certain directors, officers and employees of the Company and the Manager are subject to the reporting requirements and short-term trading restrictions set forth in Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any profits made in a round trip transaction (in other words, a purchase followed by a sale, or sale followed by a purchase in each case within six (6) months) by Covered Persons subject to Section 16 of the Exchange Act are recoverable by the Company, even if the round trip transaction was done inadvertently.
In addition, certain Covered Persons may be required to report transactions under Section 13(d) of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended.
In each case, a Covered Person is responsible for complying with this Policy and all applicable securities laws, rules and regulations and ensuring that their family members residing in their households and entities controlled by them or any such family member comply with this Policy and all applicable securities laws, rules and regulations.
Any Covered Person who enters into a Covered Transaction other than in accordance with this Policy or who knowingly allows family members residing in such Covered Person’s household and entities controlled by such Covered Person or any such family member to enter into Covered Transactions other than in accordance with this Policy will be subject to discipline, up to and including termination.
10b5-1 Plans
Covered Persons may enter into a Covered Transaction outside of a Window Period and without pre-clearance only if such Covered Transaction is made pursuant to an arrangement meeting the conditions specified in clause (c)(1) of Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”), which has been pre-approved in writing by the Chief Compliance Officer.
To comply with the Policy, a Rule 10b5-1 Plan must be entered into at a time when the Covered Person entering into the plan is not aware of Material Non-Public Information and is not otherwise subject to a blackout period, and must comply with all of the requirements of Rule 10b5-1. Once the plan is adopted, the Covered Person must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance, include a formula or algorithm for determining the amount, pricing and timing, or delegate discretion on these matters to an independent third party. If you have any questions regarding the requirements of Rule 10b5-1, the Company’s Chief Compliance Officer will provide you with a summary of the applicable parameters.
In the case of a director or executive officer subject to Section 16 of the Exchange Act, any Rule 10b5-1 Plan must also include a requirement that the director or executive officer’s broker notify the Company before the close of business on the day after the execution of any transaction. No person may have more than one Rule 10b5-1 Plan or overlapping Rule 10b5-1 Plans, except to the extent permitted by Rule 10b5-1.
Modifications to or terminations of Rule 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a blackout period and compliance with any required waiting period under Rule 10b5-1.
Any Rule 10b5-1 Plan (or amendment to any such Rule 10b5-1 Plan) must be submitted for pre-clearance five (5) days prior to the entry into (or amendment of) the Rule 10b5-1 Plan. No further pre-clearance of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Any plan to terminate a Rule 10b5-1 Plan must be submitted for approval at least two business days prior to the proposed termination. The Company reserves the right to withhold pre-clearance of any Rule 10b5-1 Plan (or amendment thereto or termination thereof) that the Company determines is not consistent with the rules regarding such plans.
Post Transaction Notice
To facilitate public reporting requirements, each director and executive officer shall also notify the Chief Compliance Officer (or his or her designee) of (i) the occurrence of any purchase, sale or other acquisition or disposition of securities of the Company, or (ii) the entry into, amendment or termination of any plan (including, but not limited to, a Rule 10b5-1 Plan) with respect to the purchase or sale of Company securities, in each case, as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

Certifications

From time to time on request from the Chief Compliance Officer, each employee, officer and director will be required to certify his or her understanding of and intent to comply with this Policy. In addition, directors and officers will be expected to make this certification no less frequently than annually.

FORM EMPLOYEE TRADING REQUEST FORM FOR TRADING IN
TERRA PROPERTY TRUST, INC. SECURITIES
In accordance with the Insider Trading Policy for Trading in the Securities of Terra Property Trust, Inc. securities, I request to enter into the following transaction:

Proposed Date of Transaction	Nature of Transaction (Purchase/Sale) Number of Securities

In making the above request, I certify that I am not in possession of Material Non-Public Information about Terra Property Trust, Inc., and that the above transaction is in compliance with the Insider Trading Policy for Trading in the Securities of Terra Property Trust, Inc. and all applicable policies and procedures with respect to insider trading and the use of Material Non-Public Information.
Submitted by:
Signature:
_________________________ Date:

_________________________
Approved by:
Signature:
Date:
Terra Property Trust, Inc. – Insider Trading Policy, November 2024

Approved by:
Signature:
Date:
Terra Property Trust, Inc. – Insider Trading Policy, November 2024